Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-4 No. 333-222633) of Northwest Pipeline LLC and in the related Prospectus of our report dated February 22, 2018, with respect to the financial statements of Northwest Pipeline LLC included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Houston, Texas
February 22, 2018